SETTLEMENT AGREEMENT AND RELEASE

     THIS SETTLEMENT AGREEMENT AND RELEASE is made and entered into effective this 25th day of April, 2006, by and between XFORMITY TECHNOLOGIES, INC., a Colorado Company and its subsidiary (collectively "the Company") and MARK HAUGEJORDE, individually (“Haugejorde”) .

RECITALS

     A. Haugejorde has served the Company and the Company’s wholly-owned subsidiary, XFormity, Inc., a Texas Company, (“Xformity”) in the capacities of President, Chief Executive Officer and Chairman of the Board of the Company and President and Director of XFormity (collectively the “Capacities”).

     B. Effective April 25, 2006, Haugejorde agrees to voluntarily resign all positions with the Company and XFormity.

     C. The Company and Haugejorde desire to provide for settlement of all matters between them, including any and all claims arising from Haugejorde having been an employee, officer and director of the Company and otherwise served in the Capacities.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements here-in below set forth, and other good and valuable consideration, the receipt and sufficiency whereof are hereby expressly acknowledged, the parties agree as follows:

     1. By his execution of this Agreement, Haugejorde agrees that he shall be deemed to have tendered his voluntary resignation from all Capacities with the Company and an employee, officer and director of the Company effective April 25, 2006 (the “Resignation” and the “Termination Date”). From and after the Termination Date, Haugejorde shall have no further position with the Company and shall not take any action or make any representation that purports to be authorized by the Company.

     2. Haugejorde represents and warrants that he has or within five business days of the date hereof, will return to the Company any and all items of personal property or equipment belonging to the Company that are in the possession, custody or control of Haugejorde, including, without limitation, any and all documents, memoranda, agreements, contracts, reports and other information in whatsoever form, all computer files and computer disks, any and all computer hardware or software owned by the Company and in the possession, custody or control of Haugejorde.

3.	The Company agrees to pay Haugejorde the following compensation:

(a) The Company will pay to Haugejorde base salary calculated at the rate of $5,000 per pay period (on the 10th and 25th for the periods ending the 15th and the end of the month), for the period commencing the Termination Date and ending January 15 2007, payable in accordance with the Company's customary payroll intervals. Such payments shall be subject to all payroll tax deductions and withholdings customarily withheld by the Company from compensation payments to its employees.

     (b) For the period commencing the Termination Date and ending January 15. 2007, Haugejorde shall be entitled to continued coverage under the Company's health, dental and long term disability insurance plans, subject to the co-payment deduction provided for in paragraph 3(a) above. Following January 15, 2007, the Company shall have no further liability to maintain coverage for Haugejorde under the Company's plan; and Haugejorde agrees to look exclusively to Haugejorde's rights under COBRA for continuing health insurance coverage.

     4. Haugejorde understands that all information learned, known, made, devised or developed concerning any of the Company's products and activities, including, without limitation, any inventions, discoveries, improvements, processes, formulas, computer programs (including their structure, sequence, organization, coherence, look and feel), apparatus, equipment, customer and client lists, marketing plans, mailing lists, art, graphics, display, research, and the like used by the Company in connection with its business constitutes the confidential information, proprietary information and trade secrets of the Company. Haugejorde covenants and agrees that he will not (except as required in the course of his position with the Company), during the term hereof or thereafter, communicate or divulge to, or use for the benefit of himself or any other person, firm, association, or Company, without the consent of the Company, any confidential information or trade secrets possessed, owned, or used by the Company or its affiliates that may be communicated to, acquired by, or learned of by Haugejorde in the course of or as a result of his services with the Company. For the purposes of this Section 4, confidential information of the Company shall not include (i) any information developed by Haugejorde independently of services performed by Haugejorde for the Company; (ii) any information rightfully obtained by Haugejorde from a third party without restriction; (iii) any information publicly available other than through the fault or negligence of Haugejorde; (iv) any information disclosed by the Company to third parties without restriction; or (v) information already known by Haugejorde prior to its disclosure by the Company.

     All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, prototypes, testing data, equipment, electronically stored information on disk, tape or any other medium or existing in computer memory transmitted by any means, including, but not limited to, telephone or electronic data transmission and the like, relating to the business of the Company or its affiliates, which Haugejorde shall use or prepare or come into contact with, shall remain the sole property of the Company.

     5. Haugejorde covenants with the Company that the clients and customers of the Company, constitute actual and prospective business relationships which are proprietary to the Company and comprise, in part, the Company's confidential information and trade secrets. In order to protect the Company's proprietary rights and to promote and ensure the continuity of the Company's contractual relations with its customers and clients, Haugejorde covenants and agrees that, for a period of twelve (12) months from the date of this Agreement, he will not directly or indirectly, or permit or encourage others to directly or indirectly (i) interfere in any manner whatsoever with the Company's contractual or prospective relations with any clients or customers, or (ii) induce or attempt to induce any client or customer of the Company to cease doing business with the Company, or (iii) solicit, offer to retain, or retain, or in any other manner engage or enter into any business or other arrangement with any of the Company's customers or clients to provide any services or products to any of such customers or clients, except and unless such arrangement for the provision of products or services is not in any way competitive with the products or services actually provided by the Company to its clients or customers. In the event any court of competent jurisdiction determines or holds that all or any portions of the covenants contained in this Section 5 are unlawful, invalid or unenforceable for any reason, then the parties hereto agree to modify the provisions of this Section 5 if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

     6. Haugejorde and the Company covenant and agree that they shall, under no circumstance, make or publish any utterance, statement or representation to any persons or entities which is disparaging or critical of the other party, their business operations or the Company's directors, officers, agents or employees or which in any other way is adverse to the interest of the Company or impugns the moral, ethical or professional character, integrity or confidence of Haugejorde, the Company, or its affiliates. Haugejorde further covenants and agrees that he will cooperate with all reasonable requests of the Company and its patent counsel in providing information and support in prosecuting and defending all future litigation involving b-50.com and its principals and affiliates. The Company agrees to reimburse Haugejorde for any and all reasonable expenses incurred by him in connection the b-50 litigation and providing the support and cooperation provided for herein. Such expenses shall be presented to the Company for reimbursement in expense reports accompanied with receipts and/or other reasonable verification.

     7. In consideration of the covenants from the Company to Haugejorde set forth herein, the receipt and sufficiency of which are hereby acknowledged, Haugejorde, for himself, his executors, administrators, successors and affiliates, both past and present, hereby irrevocably and unconditionally release, acquit and forever discharge the Company and all of its present and former officers, directors, employees, agents, insurers, benefit plans (and related persons/entities), attorneys, parents, affiliates, subsidiaries, and representatives, (hereafter the “Released Parties”), from any and all charges, complaints, grievances, actions, suits, liabilities, obligations, promises, agreements, demands, controversies, rights, claims and causes of action of whatever kind or nature, whether known or unknown, including claims brought under any federal, state or local statute, ordinance or under common law, including but not limited to, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Colorado Anti-Discrimination Act and any other employment discrimination or civil rights law, as well as any other claims based on constitutional, statutory, common law or regulatory grounds, claims for unlawful employment practices arising under any federal, state or local statute, ordinance or regulation; wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of covenant of good faith and fair dealing; breach of fiduciary duties; estoppel; defamation; infliction of emotion distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; and any all violations of any principal of common law or statute based upon acts or omissions prior to the date of the execution of this Agreement. Haugejorde also releases all claims for compensation of any kind, rights to reinstatement, back pay, front pay, compensatory damages, damages for alleged personal injury, liquidated damages, punitive damages, and all claims for attorneys fees, costs and interest recoverable as a result of claims released by this Agreement, including claims arising out of tort, contract, or quasi-contract, including claims based upon any of the Accruals, that Haugejorde has or may claim to have against any of the Released Parties, arising at any time up to and including the date that Haugejorde signs this Agreement.

     8. In consideration of the covenants from Haugejorde to the Company set forth herein, the receipt and sufficiency of which are hereby acknowledged, subject to the provisions of Section 9 hereof, the Company, for its successors and affiliates, both past and present, hereby irrevocably and unconditionally release, acquit and forever discharge Haugejorde from any and all charges, complaints, grievances, actions, suits, liabilities, obligations, promises, agreements, demands, controversies, rights, claims and causes of action of whatever kind or nature, whether known or unknown, including claims brought under any federal, state or local statute, ordinance or under common law, including but not limited to, any claims based on constitutional, statutory, common law or regulatory grounds, claims arising under any federal, state or local statute, ordinance or regulation; breach of contract; breach of implied contract; failure to keep any promise; breach of covenant of good faith and fair dealing; breach of fiduciary duties; estoppel; defamation; infliction of emotion distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; and any all violations of any principal of common law or statute based upon acts or omissions prior to the date of the execution of this Agreement. Further, the Company agrees to indemnify Haugejorde for liability to third parties arising from his acts and omissions as a director and executive officer of the Company to the fullest extent permitted by, and subject to the limitations imposed by, Colorado and Texas law and federal securities laws.

     9. The parties understand and expressly agree that this Agreement extends to all claims of every nature and kind, suspected or unsuspected, presently existing or which may arise in the future, caused by or resulting from or attributable to any act or omission of each party and each person released under this Agreement which occurred or failed to occur prior to the execution of this Agreement. The parties acknowledge that this Agreement shall not extend to matters unknown to a party as to which the other party was aware and as to which such knowing party owed a duty to disclose the existence of such matter to the other party.(“Undisclosed Matters”). Neither party shall be deemed to have assumed the risk of any Undisclosed Matter or released the other party from any liability for such Undisclosed Matter if such party would otherwise have liability for such Undisclosed Matter but for the provisions of this Agreement.

     10. Haugejorde does hereby (i) represent and warrant to the other party that no portion of any claim, demand, cause of action or other matter released herein, nor any portion of any recovery or settlement to which such party might be entitled from the other party, has been assigned or transferred to any other person, firm, entity or Company, either directly or by way of subrogation or operation of law, and (ii) covenants (a) to indemnify, defend and hold harmless the Released Parties from all loss, costs, claim or expense (including, but not limited to, all expenses of investigation and defense of any such claim or action, including reasonable attorney's fees and accountants' fees, costs and expenses) arising out of any claim made or action instituted against the Released Parties by any person or entity who claims to be the beneficiary of any such assignment or transfer, and to pay and satisfy any judgment resulting from any settlement of any such claim or action and (b) not to sue the Released Parties for any claim or claims or arising under any local, state or federal statutory, regulatory or common law right, claim or cause of action whatsoever which may have existed prior to, or may exist at the time of, the execution of this Agreement.

     11. Notwithstanding anything contained herein to the contrary, the parties agree that the Holdback Escrow Agreement dated September 27, 2004 between Haugejorde and the Company shall remain in full force and effect. The Company agrees that if and to the extent Haugejorde can deliver shares of common stock of the Company to be substituted for Haugejorde’s shares held under the Holdback Escrow Agreement, the Company will agree to release Haugejorde’s escrowed shares on a share for share basis. Further, the Company agrees that it will not voluntarily enter into a settlement agreement covering the b-50 litigation that would result in a claim for indemnification under the b-50 Indemnity Agreement dated September 27, 2004 and the surrender of some or all of the shares of common stock held under the Holdback Escrow Agreement in satisfaction of the claim for indemnification, without Haugejorde’s consent, which consent may not be unreasonably withheld.

     12. The Company agrees to use reasonable efforts to redeem Debentures in the aggregate principal amount of $200,000 held by Haugejorde ($125,000), Karl Wagner ($50,000) and Ross Strehlow ($25,000) within 90 days following the date of this Agreement; provided however, that the Company shall have no liability whatsoever if it is unable to do so. This covenant shall become null and void in the event those Debentures are transferred and sold by the debenture holder to a third party.

     13. The Company agrees to grant Haugejorde a one time piggyback registration right in the event the Company files a registration statement registering for resale under the Securities Act of 1933, as amended (the “Securities Act”) other shares of common stock owned by current affiliates of the Company. This piggyback registration right shall terminate in the event shares of common stock of the Company owned by Haugejorde become eligible for sale without restriction under Rule 144K under the Securities Act.

     14. Haugejorde warrants and represents that no promise or inducement has been offered except as expressly set forth herein and that this Agreement is executed without reliance upon any statement or representation by the persons or parties involved or their representatives concerning the nature or extent of any damages or any legal liability of the other party therefor. Each party further assumes the risk of any mistake of fact, whether said fact or facts are past, presently existing or arise in the future, as to the extent of any damages or losses they have incurred or may incur as a result of their relationships with the other.

     15. The parties recognize and agree that by entering into this Agreement no party admits, and each of them does specifically deny, any violation of any local, state or federal law, common or statutory or any liability to the other. The parties further recognize that no delivery of any document or instrument made in connection with this Agreement is to be construed as an admission of liability by such party and that this instrument has been entered into in order to consummate a compromise and final settlement of any and all claims of the parties which might arise from any fact, transaction or occurrence prior to the date hereof. This Agreement and the negotiations with respect to it shall not be introduced into evidence in any legal proceeding, except in a legal proceeding by a party hereto for the purpose of enforcing any term or provision of this Agreement.

     16. This instrument shall be binding upon each party and upon each party's heirs, administrators, representatives, successors, assigns, principals, agents, affiliates and representatives and shall inure to the benefit of the Company and its respective heirs, administrators, representatives, executors, successors, assigns, affiliates, principals and agents. The parties hereto and each of them agrees and acknowledges that if any portion of this Agreement is declared invalid or unenforceable by a final judgment of any court of competent jurisdiction, such determination shall not affect the balance of this Agreement, which shall remain in full force and effect. Any such invalid portion shall be deemed severable.

     17. Each party further expressly warrants, declares and represents that before executing this instrument, such party has fully informed himself/itself of its terms, contents, conditions and effects; that such party understands that he/it may consult an attorney of their choice concerning this instrument and their decision to enter into this Agreement. Each party represents and acknowledges that he/it has read the foregoing instrument carefully and fully and that he/it understands its terms, and each is executing such agreements voluntarily and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever.

     18. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Colorado without reference to principles of conflicts or choice of law under which the laws of any other jurisdiction would apply.

     19. This Agreement contains the entire agreement of the parties and fully supersedes any and all prior agreements, arrangements or understandings among the parties relating to the subject matter hereof. All prior and contemporaneous negotiations and agreements are deemed incorporated into this instrument and any such prior documents or instruments are to be deemed to have been abandoned if not so incorporated. No oral understandings, statements, promises or inducements contrary to the terms of this instrument exist. This instrument may not be changed or modified orally, but only upon the written agreement and consent of all of the parties, which consent may be withheld in the sole discretion of such party.

     20. Haugejorde acknowledges and agrees that except as provided for in this Agreement, he is not entitled to any other payments, benefits, wages, or other compensation arising from his employment with Company or arising from his having served in any of the Capacities and there exists no debt, liability of obligation of the Company to him arising from any fact, transaction or occurrence.

     21. Haugejorde agrees that (i) by executing this Agreement he waives all rights or claims that he may have against any of the released parties under the Age Discrimination and Employment Act (ADEA), (ii) that this Agreement has been written in a manner calculated to be understood by Haugejorde and is in fact understood by him, (iii) that the Agreement reflects specifically, but is not limited to, all rights or claims that Haugejorde may have against the Company arising under the ADEA, (iv) that Haugejorde is not waiving rights and claims that he may have against the Company that may arise after the date on which this Agreement is executed, (v) that Haugejorde is waiving rights and claims that he may have under the ADEA only in exchange for consideration in addition to anything of value to which he is already entitled (vi) that Haugejorde has consulted with an attorney prior to executing this Agreement, (vii) that Haugejorde has been given a period of twenty-one (21) days within which to consider this Agreement, (viii) that if Haugejorde wishes to execute this Agreement prior to the expiration of the twenty-one day period, he may do so, (ix) any changes to this Agreement whether material or immaterial do not restart the twenty-one day period, (x) that Haugejorde shall have a period of seven (7) days following the execution of this Agreement to revoke this Agreement and this Agreement shall not be, effective or enforceable until the revocation period has expired. Any revocation must be made to Clifford L. Neuman, PC, 1507 Pine Street, Boulder, Colorado , (303) 449-2100.

     22. In the event of litigation between or among the signatories hereto to enforce any provision of this Agreement, the prevailing party shall be entitled to an award of costs and reasonable attorneys' fees. If the Company is found to be liable to Haugejorde for wrongful failure to pay any sums provided for in this Agreement, Haugejorde shall be entitled to interest on sums wrongfully withheld at the rate of eight percent per annum until paid.

     23. This Agreement may be executed by telex, telecopy or other facsimile transmission, and may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement. The signature or execution of this instrument by or on behalf of each party hereto shall be deemed to constitute the following attestation:

(i)	By the natural person signing or executing this instrument and

(ii)	By the Company, partnership or limited liability company on his behalf it is executed:

I ATTEST THAT I HAVE CAREFULLY READ AND CONSIDERED THE FOREGOING AGREEMENT AND FULLY UNDERSTAND THE EXTENT AND IMPACT OF ITS PROVISIONS, THAT I HAVE CONSULTED AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND THAT I HAVE EXECUTED THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY COERCION, UNDUE INFLUENCE, THREAT OR INTIMIDATION OF ANY KIND OR TYPE WHATSOEVER AND THAT NO OTHER PROMISES HAVE BEEN MADE TO ME WITH RESPECT TO THIS MATTER.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed effective on the day and year first above written.

XFORMITY TECHNOLOGIES, INC., a Colorado corporation, and its subsidiary XFORMITY, INC., a Texas corporation

By: /s/ Jack Rabin Jack Rabin, CEO Name and Title

MARK HAUGEJORDE, individually /s/ Mark Haugejorde